EXECUTION COPY


                              DATED 11 AUGUST 2000







                (1)      MYRIAD INTERNATIONAL HOLDINGS BV

                (2)      GLOBAL CAPITAL INVESTORS II LP

                (3)      NETMED BV











                    _________________________________________


                          SHARE SUBSCRIPTION AGREEMENT

                    _________________________________________


















                                                                      MIH Group
                                                              4 Carlton Gardens
                                                                London SW1Y 1AA




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                                TABLE OF CONTENTS

1.       INTERPRETATION.......................................................3
2.       CONDITIONS PRECEDENT.................................................6
3.       AGREEMENT TO SUBSCRIBE...............................................7
4.       SUBSCRIPTION CONSIDERATION...........................................7
5.       COMPLETION...........................................................7
6.       WARRANTIES...........................................................8
7.       CONFIDENTIALITY.....................................................12
8.       GOVERNING LAW AND ARBITRATION.......................................13
9.       GENERAL.............................................................14
10.      NOTICES.............................................................15
11.      SECURITIES RESTRICTIONS.............................................16
SCHEDULE 1:   DETAILS OF GROUP COMPANIES AS AT THE DATE OF THIS
         AGREEMENT...........................................................17
SCHEDULE 2:  WARRANTIES......................................................18
SCHEDULE 3:  CALCULATION OF THE NUMBER OF CLASS C SHARES THAT
         WILL BE ACQUIRED BY GLOBAL FINANCE..................................23
SCHEDULE 4: DRAFT ARTICLES OF ASSOCIATION....................................25
SCHEDULE 5: PROPOSED AUTHORISED CAPITAL STRUCTURE............................26



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THIS AGREEMENT

is made on 11 August 2000

BETWEEN

(1)  MYRIAD   INTERNATIONAL   HOLDINGS  BV,  a  company   incorporated   in  The
     Netherlands, whose registered office is at Jupiterstraat 13-15, 2132 HC Hoofddorp, The Netherlands ("Myriad"); and

(2) GLOBAL CAPITAL INVESTORS II LP, a limited partnership, formed in Guernsey, the Channel Islands, whose registered office is at EFG House, St Julian's Avenue, St Peter Port, Guernsey, the Channel Islands ("Global Capital"); and

(4) NETMED BV, a company incorporated in The Netherlands whose registered office is at Jupiterstraat 13-15, 2132 HC Hoofddorp, The Netherlands (the "Company").


RECITALS

1. Myriad owns 52% of the issued shares in the capital of the Company. MIH Finance SA ("MIHSA"), which is part of the same group of companies as Myriad, has an option to acquire the remaining 48% of the issued shares in the capital of the Company (the "Option Shares"). As part of a reorganisation of MIHSA and its Affiliates, MIHSA will exercise this option and procure the transfer of the Option Shares to Myriad.

2. Global Capital has agreed to subscribe for new shares in the capital of the Company on the terms and subject to the conditions set out in this Agreement.


1.   INTERPRETATION

     1.1. In this Agreement, including the Schedules:

          1.1.1.   the following  words  and  expressions   have  the  following
                   meanings, unless they are inconsistent with the context:

                   "Affiliates" -  in relation to any person, any other  person
                                   which,  directly   or   indirectly,   (i)  is
                                   Controlled by that person; or (ii)  Controls



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                                   that person; or (iii) is under common Control
                                   with that person;

                    "Articles"   - the Articles of  Association of the Company
                                   as amended from time to time;

                    "Board of
                    Management"  -  the  board of managing directors
                                    ("directie") of the Company;

                    "Class B
                    Shares"      - ordinary  shares  of EUR 10 (ten Euros) each
                                   in  the  capital  of the  Company entitling
                                   the  holder to 10 (ten)  votes per share  in
                                   any   general   meeting   of  the
                                   shareholders of the Company;

                    "Class C
                    Shares"      - ordinary  shares of EUR 1 (one  Euro) each in
                                   the capital of the Company entitling the holder to 1 (one) vote per share in any general meeting of the shareholders of the Company;

                   "Completion"  - Completion  of the  subscription  for the New
                                   Shares in accordance with clause 5;

                   "Confidential
                   Information"  - any    business,    technical,     financial,
                                   operational,    administrative,    marketing,
                                   economic or other information relating to the Company or any of its Affiliates from time to time, but excluding any such information which has at the relevant time entered the public domain without infringement of any applicable confidentiality obligation owed to the relevant Party;

                   "Control"     - in relation to a body corporate, the power of
                                   a person to secure that its affairs are conducted in accordance with the wishes of that person:

                                   (a) by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

                                   (b) by virtue of any powers conferred by the articles of association or any other document regulating that or any other body corporate,

                                   and a "Change of Control" shall occur if a person who Controls any company or undertaking ceases to do so, or if another person acquires Control of it;



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                   "Last
                   Accounts
                   Date"         - 30 June  2000,  being  the date to which  the
                                   Principal Accounts have been prepared;

                  "Loan Claims"  - the total of all  amounts  advanced by Myriad
                                   (or its  Affiliates)  to the  Company on loan
                                   account as at the Last Accounts Date, together with such other amounts as have been or may be advanced by Myriad (or its Affiliates) to the Company from time to time prior to Completion together with all accrued interest;

                   "MIHSA
                   Transfer"     - the transfer by MIHSA to Myriad of the Option
                                   Shares;

                   "Parties"     - the parties to this Agreement;

                   "Principal
                   Accounts"     - the  balance  sheet  prepared  as at the Last
                                   Accounts Date and profit and loss account for the year ended on the Last Accounts Date of the Company, including the consolidated balance sheet as at that date and the consolidated profit and loss account prepared for that year;

                   "Shares"      - issued  shares in the  capital of the Company
                                   of whatever class;

                   "Subsidiary"  - in relation to an  undertaking  (the  holding undertaking), any other undertaking in which the holding undertaking (or persons acting on its or their behalf) directly or indirectly holds or controls either:

                                   (a)  a   majority   of  the   voting   rights
                                        exerciseable at general meetings of that undertaking; or

                                   (b) the right to appoint or remove directors having a majority of the voting rights exerciseable at meetings of the board of directors of that undertaking; or

                                   (c) a majority of the issued shares in the capital of that undertaking,


                                   and any undertaking which is a Subsidiary of another undertaking shall also be a Subsidiary of that undertaking's holding undertaking. ;

                   "Taxation"    - all forms of  taxation,  duties,  imposts and
                                   levies whatsoever and whenever imposed including, without limitation, social security contributions; and


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                   "Warranties" -   the Warranties set out it Schedule 2;


              1.1.2.    all  references  to  a   statutory   provision  shall be
                        construed  as including references to:

                         (a)  any  statutory   modification,   consolidation  or
                              re-enactment (whether before or after the date of this Agreement) for the time being in force;

                         (b) all statutory instruments or orders made pursuant to a statutory provision;

                         (c) any statutory provisions of which a statutory provision is a modification, consolidation, or re-enactment;

               1.1.3. except where the context otherwise requires words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; words denoting persons include firms and corporations and vice versa;

               1.1.4. unless otherwise stated, a reference to a clause or sub-clause or a Schedule is a reference to a clause or a sub-clause of or a Schedule to this Agreement.

          1.2. Clause headings in this Agreement and in the Schedules are for ease of reference only and do not affect the construction of any provision.

    2.    CONDITIONS PRECEDENT

          2.1. The obligations of the parties under this Agreement (other than under clauses 2.2, 6.6.1, 7 and 8) are conditional upon the satisfaction of the following conditions:-

               2.1.1. the completion of the MIHSA Transfer and, pursuant to such transfer, the registration of Myriad as the owner of all of the issued shares in the capital of the Company;

               2.1.2. the conclusion and becoming unconditional of a shareholders agreement between Myriad and Global Capital regulating their shareholding in the Company save for the condition in that Agreement which requires this Agreement to become unconditional; and

               2.1.3. Myriad capitalising US$125 million (one hundred and twenty five million United States Dollars) of the Loan Claims; and

               2.1.4.    the  conversion  of the Company  into a public  company
                         (NV) and the adoption by the Company of new Articles conforming to the draft Articles that are


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                         attached as Schedule 4 to this Agreement; and

               2.1.5. the investment committee of Global Capital approving this Agreement;

               and, if any of these conditions is not fulfilled by 17H00 Central European Time on the 90th day after the date of this Agreement, or such later date as may be agreed between the Parties, then this Agreement shall cease to have effect and each Party shall have no claim under it against the other, save in respect of a breach of the provisions of clauses 7 and 8.

          2.2. The Parties shall use all reasonable endeavours in so far as it is within their respective control to procure that this Agreement becomes unconditional by the date specified in clause 2.1.

    3.    AGREEMENT TO SUBSCRIBE

          Global Capital undertakes in favour of Myriad that Global Capital will, by subscribing for new Class C Shares in the capital of the Company, acquire a number of Class C Shares that will be calculated on the Completion Date in accordance with Schedule 3 (the "New Shares").

    4.    SUBSCRIPTION CONSIDERATION

          The subscription consideration for the New Shares will be US$25 million (twenty-five million United States Dollars) (the "Subscription Consideration"); provided that Global Capital will be entitled, by notice in writing to Myriad and to the Company, such notice to be given within 14 (fourteen) days after the date of signature of this agreement, to increase the Subscription Consideration to US$30 million (thirty million United States Dollars).The Subscription Consideration shall be payable by Global Capital to the Company in accordance with clause 5.

   5.     COMPLETION

          5.1. Completion shall take place at the offices of Nauta Dutilh at Weena 750, 3014 DA Rotterdam, The Netherlands within 10 (ten) days after this Agreement has ceased to be conditional under clause 2 (the "Completion Date"), when all the transactions and actions mentioned in the following sub-clauses shall take place.

          5.2. The Company shall deliver a list of all of the Loan Claims advanced after the Last Accounts Date but prior to the day before the date on which Completion takes place together with a Schedule of the Net External Debt on the date on which Completion takes place.


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          5.3. Myriad,  Global  Capital and the Company  shall  execute and will procure the execution of such resolutions, deeds and documents as may be necessary under Dutch law to procure the issue of the New Shares to Global Capital and register Global Capital as the holder of the New Shares.

          5.4. Global Capital shall deposit the Subscription Consideration for the New Shares in notarial third party account or pay directly to the Company by way of transfer into an account at a bank designated by the Company and notified to Global Capital .

    6.    WARRANTIES

          6.1. The Company warrants to Global Capital that:

               6.1.1. the Company has and will have full power and authority to enter into and, at Completion, to perform this Agreement;

               6.1.2. the Company will be entitled at Completion to issue the New Shares to Global Capital on the terms of this Agreement and such shares, upon issue and payment, will be validly issued; and

               6.1.3. the Warranties in Schedule 2 are true and accurate in all respects and will continue to be so up to and including Completion.

          6.2. Myriad warrants to Global Capital that:

               6.2.1.    Myriad  has and will have full power and  authority  to
                         enter  into  and,  at   Completion,   to  perform  this
                         Agreement; and

               6.2.2. Myriad will be entitled at Completion to procure the issue of the New Shares to Global Capital on the terms of this Agreement and such shares, upon issue and payment, will be validly issued.

          6.3. Global Capital warrants to Myriad and the Company that:

               6.3.1. it has and will have full power and authority to enter into and, at Completion, to perform this Agreement; and

               6.3.2. it will be entitled on Completion to subscribe for the New Shares on the terms of this Agreement; and

               6.3.3. it is a party to which the New Shares may be offered and issued in accordance with clause 11.

          6.4. Each of the Warranties is without prejudice to any other Warranty and, except where


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               expressly  stated  otherwise,  no clause of this Agreement  shall govern or limit the extent or application of any other clause.

          6.5. Subject to clauses 6.6 to 6.10, the Company shall indemnify and keep Global Capital fully indemnified against all proceedings, costs, liabilities, expenses, loss or damage (but excluding loss of profit, business, contracts and any indirect loss or damage of any nature whatsoever ("Consequential Loss")) suffered or incurred by Global Capital arising out of any breach by the Company of the terms of this Agreement including, without limitation, a breach of any of the Warranties if such breach arises by reason of an event that occurred prior to Completion.

          6.6. The Company shall have no liability in respect of a claim under the Warranties (a "Claim"):

               6.6.1. to the extent that the matter or circumstance giving rise to the Claim was fairly disclosed to Global Capital or its professional advisers (which include, but are not limited to, Global Finance SA ("Global Finance") and Kallimopoulos Law Office) included in the disclosure letter of even date from the Company to Global Capital. In this regard, Global Capital states that it and its advisers are not presently aware of any breach of the Warranties and undertakes to notify the Company if it or any of its advisers becomes aware of any such breach prior to Completion;

               6.6.2. unless notice in writing of the Claim is given by or on behalf of Global Capital to the Company stating in reasonable detail the nature of the Claim and, if practical, the amount claimed:

                         6.6.2.1. in the case of a Claim relating to a matter other than Taxation on or before the second anniversary of Completion; and

                         6.6.2.2.  in the case of a Claim  relating  to Taxation
                                   on  or  before  the  fifth   anniversary   of
                                   Completion; and

                         6.6.2.3. as soon as reasonably practicable and in any event within 60 days of Global Capital or its officers becoming aware thereof;

               6.6.3. unless notice of such Claim is served on the Company in accordance with this clause 6.6;

               6.6.4. where the amount so claimed in respect of such Claim against the Company does not exceed US$500,000 and such Claim shall be disregarded for all purposes;


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               6.6.5.    if  the  Claim  relates  to or  arises  from  a  breach
                         relating to SOE International SA (in the process of changing its name to Dikefalo Holding SA) ("Dikefalo") or any of its Subsidiaries; provided that the Company shall only be permitted to make funding available to Dikefalo and its Subsidiaries after Completion in
                         accordance  with  the  Shareholders   Agreement.   (The
                         Parties record that the AEK Funding (as defined in the Shareholders Agreement) may not exceed the Cap as defined in the Shareholders Agreement whether such funding is required pursuant to a Warranty that is not correct or otherwise);

               6.6.6. which arises from a breach which is capable of remedy unless and until the Company is given notice of such breach and to the extent capable of remedy such breach is not remedied within 60 days of the date that notice is received.

          6.7. The total amount of the liability of the Company in respect of this Agreement shall not exceed an amount equal to the Subscription Consideration; provided that such limitation shall not apply in the case of fraud or gross negligence (BEWUSTE ROEKELOOSHEID).

          6.8. No Claims shall be made against the Company:

               6.8.1. by reason of any matter which would not have arisen but for the coming into force of any legislation not in force at the date of this Agreement or with the withdrawal of any relief, allowance or concession available at the date of this Agreement (whether or not such legislation or withdrawal purports to be effective retrospectively in whole or in part) or as a result of any increase in any rate of Taxation or by reason of any change occurring after the date of this Agreement in revenue practice (whether or not any of the aforegoing purports to be effective retrospectively in whole or in part);

               6.8.2. based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable provided Global Capital shall be entitled to notify the Company of any such contingent Claim within the time limit in clause
                         6.6.2 but shall not be prevented from bringing a Claim when the contingent liability becomes actual, notwithstanding the expiry of such time limits provided that the liability of the Company in respect of any such claim shall in any event expire on the fourth anniversary of Completion in the case of a Claim relating to a matter other than Taxation and the seventh anniversary of Completion in the case of a Claim relating to Taxation.


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          6.9. If any matter comes to the notice of Global Capital in respect of which a Claim may arise Global Capital shall:

               6.9.1.    forthwith  give written  notice  thereof to the Company
                         specifying   the  nature  of  the  possible   Claim  in
                         reasonable detail; and

               6.9.2. not make any admission of liability, agreement or compromise to or with any person in relation thereto without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed.

         6.10. Notwithstanding anything expressed or implied in this Agreement to the contrary, if the Company is liable pursuant to any Claim, then such liability shall be settled between the Parties, by the Company issuing further Shares to Global Capital in accordance with the following sub-clauses:

               6.10.1.   the Shares will be Class C Shares;

               6.10.2. the number of Shares to be issued to Global Capital will be calculated by dividing the amount of the Claim by the Subscription Price per Share (which shall be calculated by dividing the Subscription Consideration by the number of New Shares that are issued to Global Capital under clause 3 and Schedule 3);

               6.10.3. no further consideration will be payable by Global Capital in respect of such shares.

         6.11. Myriad hereby unconditionally and irrevocably guarantees to Global Capital the performance by the Company of its obligations under clause 6.5 (except if Global Capital withholds its consent under the Articles to the issue of Shares under clause 6.10); provided that Myriad shall be entitled to raise as a defence to a claim by Global Capital any defence which the Company would be entitled to raise (in addition to such other defences as are or may be available to Myriad, whether at law or under this Agreement) and Myriad's liability shall not in any event exceed that of the Company.

         6.12. Global Capital shall procure that all reasonable assistance is given by it to avoid or mitigate any loss or liability (without prejudice to any similar obligation existing at law generally or any other specific term of this Agreement) which might give rise to a Claim.

         6.13. Global Capital shall indemnify and keep Myriad and the Company fully indemnified against all proceedings, costs, liabilities, expenses, loss or damage (but excluding Consequential Loss) suffered or incurred by Myriad or the Company arising out

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               of any breach by Global Capital of the terms of this Agreement.

         6.14. The Parties waive their rights under Articles 6:265 et seq of The Netherlands Civil Code to claim rescission ("ontbinding") of this Agreement whether before or after Completion, provided that such waiver shall be without prejudice to the Parties' other rights at law or under this Agreement.

     7.  CONFIDENTIALITY

         7.1. In order to protect the business of the Company and its Subsidiaries, Global Capital agrees and undertakes with and to each of the other Parties that any Confidential Information which is obtained by it or any of its Affiliates or any director, officer, employee, professional adviser, agent or representative of or to any such person under the terms of this Agreement shall not, unless and until it ceases to be confidential (otherwise than as a result of this or any other obligation of confidentiality being breached), be:

               7.1.1. disclosed to any person other than its professional advisers or any person employed by it or its Affiliates whose duties include the management or monitoring of its investment in the Company and who need to know such information in order to discharge his or her duties; or

               7.1.2. used by it or any member of their Groups or any of the persons contemplated in clause 7.1.1 other than for the purpose of managing or monitoring its investment in the Company in either case in a manner detrimental to the Company.

          7.2. Global Capital shall procure that any person to whom any Confidential Information is disclosed by it is informed of the confidential nature of the information and the terms applicable to it pursuant to this Agreement and complies with the restrictions contained in this clause 7 as if such person were Party hereto.

          7.3. Clauses 7.1 and 7.2 shall not prevent any disclosure if and to the extent required by applicable law, an order of a court of competent jurisdiction, or by the rules of any recognised stock exchange, any other applicable regulatory authority or a government or quasi-governmental department or agency provided that Global Capital shall consult with the other Parties, so far as is practicable, as to the proposed form, timing, nature and purpose of the disclosure.

          7.4. If this Agreement ceases to have effect, Global Capital will release and return to the Company all documents concerning the Company provided to Global Capital or its advisers in connection with this Agreement and will not use or make available to any


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

               other person any information which it or its advisers have been given in respect of the Company and/or any Subsidiary or Affiliate of the Company and which is not in the public domain

          7.5. The obligations of Global Capital under this clause 7 shall continue until the conditions set out in clause 2 are fulfilled or this Agreement lapses in terms of that clause, and if the latter occurs, such obligations shall survive for a period of 24 months after such lapse.

    8.    GOVERNING LAW AND ARBITRATION

          8.1. This Agreement shall be governed by and construed in all respects in accordance with the laws of The Netherlands.

          8.2. If any dispute arises at any time between any of the Parties in connection with this Agreement including without limitation, the formation or existence of, the implementation of or the interpretation or application of, the Parties' respective rights and obligations in terms of or arising out of this Agreement or its breach or termination or the performance or non-performance of any party's obligations hereunder or which relates in any way to any matter affecting the interests of the Parties in terms of this Agreement, and the Parties are unable to resolve their dispute, any party may refer the matter in dispute, in the first instance, to the respective chief executive officers of the Parties for resolution.

          8.3. All disputes arising in connection with this Agreement or further agreements resulting therefrom, which after having been referred under clause 8.2 shall not have been resolved by the said chief executive officers within 21 (twenty-one) days of having been so referred, shall be finally settled by arbitration in accordance with the rules of the Netherlands Arbitration Institute (NEDERLANDS ARBITRAGE INSTITUUT). The arbitration tribunal shall be composed of three arbitrators one of whom shall be appointed by Myriad, one by Global Capital and the third by the two so appointed. The place of arbitration shall be Amsterdam, the Netherlands. The arbitration procedure shall be conducted in the English language. The arbitration tribunal shall decide in accordance with the rules of law (OVEREENKOMSTIG DE REGELEN DES RECHTS).

          8.4. This clause shall not preclude any party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending any decision of the arbitrator.

          8.5. The provisions of this clause -

               8.5.1. constitute an irrevocable consent by the Parties to any proceedings in terms hereof and no party shall be entitled to withdraw therefrom or claim at any
                         such   proceedings   that  it  is  not  bound  by  such
                         provisions;

               8.5.2.    are severable from the rest of this Agreement and shall
                         remain  in  effect   despite  the   termination  of  or
                         invalidity for any reason of this Agreement.

    9.    GENERAL

          9.1. No public announcement shall be made in respect of the subject matter of this Agreement unless specifically agreed between the Parties or it is an announcement required by law or any Stock Exchange or other authority having jurisdiction over the relevant Party and issued after prior notification to the other party.

          9.2. None of the Parties shall be entitled to assign or transfer this Agreement (including the Warranties) or any of its rights and obligations hereunder; provided, however, that Global Capital shall be entitled to transfer all of its rights and obligations under this Agreement to any other investment fund that is managed by an entity that is Controlled by Global Finance and holds assets that are equivalent in value to those held by Global Capital, subject to the prior written consent of Myriad, which shall not be unreasonably delayed or withheld.

          9.3. No addition to, modification, amendment or consensual cancellation of this Agreement shall have any force or effect unless made in writing specifically referring to this Agreement and duly signed by the Parties.

          9.4. No indulgence which any Party ("the Grantor") may grant to any other ("the Grantee") shall constitute a waiver of any of the rights of the Grantor, who shall not thereby be precluded from exercising any rights against the Grantee which may have arisen in the past or which may arise in the future.

          9.5. Termination of this Agreement for any cause shall not release a Party from any liability which at the time of termination has already accrued to another Party or which thereafter may accrue in respect of any act or omission prior to such termination.

          9.6. In the event of any ambiguity or discrepancy between the provisions of this Agreement and the Articles then, unless the application of the relevant provisions in the Articles are mandatory in terms of Dutch law, the provisions of this Agreement shall prevail and accordingly the Parties shall endeavour to give effect to the provisions of this Agreement and shall, if necessary, procure any required amendment to the Articles.

          9.7. Nothing in this Agreement shall be deemed to constitute a partnership between the

               Parties nor constitute any Party the agent of any other Party for any purpose.

          9.8. Each Party shall cooperate with the others and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

          9.9. All expenses incurred by or on behalf of the Parties, including all fees of agents, representatives, solicitors, accountants and actuaries employed by any of them in connection with the negotiation, preparation or execution of this Agreement, shall be borne solely by the Party who incurred the liability.

         9.10. Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may be substituted by Agreement in writing between or on behalf of the Parties.

    10. NOTICES

        10.1. Notices and communications under this Agreement shall be given in writing and may be delivered to the relevant Party or sent by registered air mail or facsimile to the address of that Party or that Party's facsimile number specified in 11.2.

        10.2.  Notices and communications shall be addressed as follows:

               10.2.1. if to Myriad     -   Jupiterstraat 13-15, 2132
                           and/or the       HC Hoofddorp,
                           Company          The Netherlands

                                            Attention:  Chief Executive Officer
                                            Telefax:    + 31 23 556 2880

               10.2.2.  if to Global Capital

                                        -    14 Filikis Eterias Square
                                             GR-106 73 Athens, Greece

                                             Attention:  Chief Executive Officer
                                             Telefax:    + 30 93 22 344 24

               or such other address of a Party, person and/or fax number as that Party shall have notified in writing to all other Parties.

         10.3. Notices and communications shall be given and made in the English language.

     11.  SECURITIES RESTRICTIONS

          The Shares and the New Shares may not in connection with or pursuant to this Agreement be offered or sold in or from the Netherlands, as part of their initial distribution or at any time thereafter, directly or indirectly, other than to individuals or legal entities who or which trade in securities in the conduct of a profession or business.


IN WITNESS WHEREOF this Agreement has been executed by the Parties on the day and year first above written.

SIGNED BY                                   )
                                            )
                                            )
for and on behalf of                        )
MYRIAD INTERNATIONAL HOLDINGS BV            )
in the presence of                          )



SIGNED BY                                   )
                                            )
                                            )
for and on behalf of                        )
GLOBAL CAPITAL INVESTORS II LP              )
in the presence of                          )



SIGNED BY                                   )
                                            )
                                            )
for and on behalf of                        )
NETMED BV                                   )
in the presence of                          )

SCHEDULE 1:   DETAILS OF GROUP COMPANIES AS AT THE DATE OF THIS AGREEMENT


Part 1: The Company



Date of incorporation:  12-01-1996

Current Share capital:

          Authorised:    NLG  200,000  comprising  2,000  shares of one  hundred
                         Dutch Guilders each

          Issued: NLG40,100 comprising 401 shares of one hundred Dutch Guilders each

          Paid up:       NLG40,100




Registered office: Jupiterstraat 13-15, 2132 HC Hoofddorp, The Netherlands

Managing Directors: Sheryl Raine and Stephen Gavin Oldfield (being replaced by J James Volkwyn.)

[An updated UITTREKSEL UIT HET HANDELSREGISTER VAN DE KAMER VAN KOOP HANDEL EN FABRIEKEN VOOR AMSTERDAM will be provided by Myriad to Global Capital on Completion to reflect the completion of the MIHSA Transfer and the restructuring of the share capital]

Part 2: The Subsidiaries of the Company


NetMed Hellas SA
Myriad  Development BV
MultiChoice Hellas SA
MultiChoice Cyprus
Limited Syned SA
NetMed SA
MultiChoice  Cyprus Holdings  Limited
M-Web Greece SA
SOE International SA (in the process of changing its name to Dikefalo
     Holding SA (football holding company)
AEK PAE
BASIC HELLAS SA

Details of the shareholding of Myriad in each of the Subsidiaries are set out in the corporate chart which is attached as Annex A

SCHEDULE 2:  WARRANTIES

The Company represents and warrants that the Warranties set out in this Schedule 2 are true and correct in all respects and will continue to be so up to and including Completion.

1.   Corporate matters

     1.1. The information relating to the Company and its Affiliates contained in Schedule 1 is true, accurate and complete in all material respects as at the date of this Agreement.

     1.2. Upon Completion the authorised share capital of the Company will conform to Schedule 5.

     1.3. Upon Completion there will be no agreements or arrangements in force which grant to any person the right to call for the issue and allotment of any share in the capital of the Company or any of its Subsidiaries other than (1) to Myriad pursuant to the capitalisation of the Loan Claims, as contemplated in the Shareholders Agreement; and
          (2) to employees pursuant to share option or incentive schemes.

     1.4. Upon Completion there will be no pledge, lien or other encumbrance on, over or affecting the New Shares made by the Company or its Subsidiaries in favour of any third party and there is no Agreement or arrangement made by the Company in favour of any third party to give or create any such encumbrance.

     1.5. The Shareholders register of the Company and each of its Subsidiaries has been properly kept and contains an accurate and complete record of the matters with which it should deal; and no notice or allegation that any of them is incorrect or should be rectified has been received.

     1.6. All particulars, resolutions and documents required to be filed with the Chamber of Commerce in respect of the Company and to the relevant local authorities with respect to its Subsidiaries have been duly filed and were correct when filed.

     1.7. The Subsidiaries listed in Schedule 1 are all the present Subsidiaries of the Company.

     1.8. The Company and its Subsidiaries are corporations duly organised and validly existing under the laws of their place of incorporation.

     1.9. Neither the Company nor its Subsidiaries have been dissolved or liquidated. No resolution to dissolve or liquidate the Company or any Subsidiary has been adopted and there is no action or request pending to accomplish such a dissolution or liquidation. Neither the Company nor the Subsidiaries have been declared bankrupt and none of them is in a position that it could be declared bankrupt, and no actual request is pending to declare any of them bankrupt, nor has any of them filed for or been granted a (provisional) moratorium of payment.

    1.10. At Completion, the Company and its Subsidiaries will have issued no shares other than those specified in their respective registers. At Completion, the Company and its Subsidiaries will not have granted any rights to acquire shares or other securities (whether as debt or equity) in the Company or the Subsidiaries through conversion or otherwise. At Completion, the Company and its Subsidiaries will not be under any obligation to issue shares or other securities (whether as debt or equity) other than pursuant to the capitalisation of the Loan Claims. At Completion the Company and its Subsidiaries will not have granted any options for the issue of shares or other securities (whether as debt or equity). The Company and its Subsidiaries are under no obligation to grant such options.

2.        Accounting matters

     2.1. The Principal Accounts of the Company (which include information in respect of the Subsidiaries on a consolidated basis):

          2.1.1. have been prepared in accordance with the applicable statutory provisions and International Accounting Standards (or Greek GAAP where applicable); have been prepared on a basis consistent with previous years; and are complete and accurate in all respects;

          2.1.2. present a true and fair view of (i) the financial position of the Company and its Subsidiaries as at the Last Account Date; (ii) the results of the operations of the Company and the Group Companies during the financial period to which they relate; (iii) each of the items as reflected in the balance sheets;

          2.1.3. give a true and fair view of the assets, liabilities (including contingent, unquantified or disputed liabilities) and commitments of the Company and the Subsidiaries at the Last Accounts Date and its profits for the financial period ended on that date;

          2.1.4.    comply with the requirements of the Articles;

          2.1.5. properly reflect the financial position of the Company and the Subsidiaries as at their date.

     2.2. All the accounts, books, ledgers, financial and other records, of whatsoever kind, of the Company are in its possession and give a true and fair view of its financial position.

3.        Financial matters

     3.1. The Company and its Subsidiaries had no capital commitments outstanding at the Last Accounts Date and has not, since then, incurred or agreed to incur any capital expenditure or commitments or disposed of any capital assets.

     3.2. At Completion, the Loan Claims will be those as at the Last Accounts Date (which will be audited by KPMG) together with those loans notified under clause 5.2 and will comprise all loans advanced by Myriad or its Affiliates to the Company or its Subsidiaries at Completion.

     3.3. The Company and its Subsidiaries has not, since the Last Accounts Date, repaid, or become liable to repay, any indebtedness in advance of its stated maturity.

     3.4. There are no liabilities (including contingent liabilities) which are outstanding on the part of the Company or its Subsidiaries other than those liabilities disclosed in the Last Accounts or incurred, in the ordinary and proper course of trading, since the Last Accounts Date.

4.        Taxation matters

     4.1. The Principal Accounts make full provision or reserve for all Taxation (including deferred Taxation) which is liable to be or could be assessed on the Company and its Subsidiaries, or for which it may be accountable, in respect of the period ended on the Last Accounts Date.

     4.2. All returns, computations and payments which should be, or should have been, made by the Company and its Subsidiaries for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and it is not likely to be, the subject of any dispute with the Dutch tax authorities.

     4.3. The Company and its Subsidiaries have duly deducted and accounted for all amounts which it has been obliged to deduct in respect of Taxation and, in particular, have properly deducted wage withholding tax, as required by law, from all payments made, or treated as made, to its employees or former employees, and accounting to the Dutch and Greek tax authorities for all tax so deducted and for all tax chargeable on benefits provided for their employees or former employees.

5.        Trading matters

     5.1. Since the Last Accounts Date the business of the Company and the Subsidiaries has been continued in the ordinary and normal course, and there has been no material deterioration in their turnover, or their financial or trading position or prospects other than normal cyclical variations in subscriber numbers .

     5.2. The Company and its Subsidiaries are not engaged in any litigation or arbitration proceedings, as plaintiff or defendant and there are no proceedings pending or threatened, either by or against the Company and its Subsidiaries, in both cases that are material in the context of the business of the Company and its Subsidiaries as a whole excluding the potential dispute between Teletypos SA ("Teletypos") (on the one hand) and the other shareholders of MultiChoice Hellas SA (on the other) relating to a sale of shares by Teletypos to such shareholders, details of which have been disclosed to Global Capital.

     5.3. There are no claims pending or threatened against the Company and its Subsidiaries, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance or which, if not so covered, are material in the context of the business of the Company and its Subsidiaries as a whole.

     5.4. The Company and the Subsidiaries have conducted and are conducting their business and operations in all respects in accordance with all applicable laws and regulations of Greece and Cyprus and have all licenses, permits, exemptions, consents, waivers, authorisations, rights, orders or approvals of, and have made all required registrations with, any governmental body applicable to it that are material to the conduct of their business in Greece and Cyprus.

     5.5. The Company and the Subsidiaries are not in violation of any applicable order, judgment, injunction, award, decree or writ, or any applicable law, statute, code, ordinance, regulation or other requirement, of any government body applicable to it, which violation could have a material adverse effect on the Company, and neither the Company nor any of its Subsidiaries has received notice that any such violation is being or may be alleged.

     5.6. The Company or its relevant Subsidiary has such rights as may be necessary to permit the Company or its relevant Subsidiary to distribute in Greece the films and sports events that are included in the pay television channels that are compiled by NetMed Hellas SA.

6.        Asset matters

          The Company and the Subsidiaries owned at the Last Accounts Date, and had good and marketable title to, all the assets included in the Principal Accounts, and (except for current assets subsequently sold or realised in the ordinary course of business) still owns and has good and marketable title to them and to all assets acquired since the Last Accounts Date.

7.        Net External Debt

          The Net External Debt of the Company and its Subsidiaries was US$71,954,571 at the Last Accounts Date. For the purposes of this Warranty, "Net External Debt" shall have the meaning given to it in
          Schedule 3.

8.        Loan Claims

          The Loan Claims of the Company and its Subsidiaries were US$160,188,956 at the Last Accounts Date. For the purposes of this Warranty, the term "Loan Claims" shall have the meaning given to it in clause 1.

SCHEDULE 3: CALCULATION OF THE NUMBER OF CLASS C SHARES THAT WILL BE ACQUIRED BY GLOBAL CAPITAL


The number of New Shares (Class C) that will be acquired by Global Capital will be calculated according to the following equation:

                                 B          =     X
                                ---              ---
                                B+A              X+Y

Where:

A        =     either   the  "Post  Capitalised   NetMed  BV Value" or the "Post
               Third Person NetMed BV Value", as appropriate

B        =     Subscription Consideration

X        =     The number of New Shares to be issued to Global Capital

Y        =     The total number of Shares in issue on Completion before the New
               Shares are issued to Global Capital

And:


The "Post Capitalised NetMed Value" or the "Post Third Person NetMed BV Value" is calculated as follows:

Step 1

AGREED ENTERPRISE VALUE for the Company is agreed at US$395m and for the purposes of this calculation is apportioned as follows (each an "AGREED ENTITY ENTERPRISE VALUE"):

MultiChoice Hellas                  142.2
NetMed Hellas                       227.3
MultiChoice Cyprus                   25.5

Total                                      US$395.0

Step 2

From each of the Agreed Entity Enterprise Values, calculated in Step 1 above, deduct each entity's net external debt which exists on the Completion Date. (The Net External Debt is the total of all interest bearing loans or other debt (including all accrued interest) owed by the relevant entity to any person other than to Myriad or any of its Affiliates (each a "Third Person") as at the Completion Date (excluding capitalised programming costs) less cash on hand and any allocated or blocked funds that secure the repayment of any debt or any other obligations or liabilities. In addition, any debt owed by Syned SA to any Third Person is allocated equally between MultiChoice and NetMed Hellas and is deducted from the Agreed Entity Enterprise Value of each entity. This results in an Equity value for each entity ("ENTITY EQUITY VALUE").

Step 3.

From the Entity Equity value of each entity, calculated in Step 3, deduct minority shareholders interest of each entity. The minority shareholding interest is calculated by multiplying the minority shareholding % by the Equity value of each entity ("MINORITY SHAREHOLDERS INTEREST"). The following will be the Minority Shareholders Interests at the Completion Date:

MultiChoice Hellas        49.0%
NetMed Hellas              4.0%
MultiChoice Cyprus        49.0%

This results in the value of the equity of each of the above entities attributable to NetMed BV ("NETMED BV ATTRIBUTABLE VALUE").

Step 4.

Add together the NetMed BV Attributable values for each of the members of the NetMed Group referred to in Step 1 as calculated in Step 3. This results in an implied value for NetMed BV before MIH debt ("NETMED BV IMPLIED VALUE")

Step 5.

From NetMed BV Implied Value, calculated in Step 4, deduct any amounts owed to MIH Limited or any of its Affiliates as at the Completion Date (including all accrued interest) ("MIH Debt"). This results in an Equity value of NetMed BV ("NETMED BV EQUITY VALUE").

Step 6.

To NetMed BV Equity Value, calculated in Step 5, add US$125m, being the amount of MIH Debt agreed to be capitalised. This results in the post capitalised NetMed BV Value for the Company ("POST CAPITALISED NETMED BV VALUE")

Provided that

If another person subscribes for shares in the Company before Completion then the price per Share to be paid by such person will be calculated by dividing Post Capitalised NetMed BV Value by the total number of Shares in issue, immediately preceding such subscription. The value of the Company will then be equal to the sum of Post Capitalised NetMed BV Value plus the amount invested by such person ("POST THIRD PERSON NETMED BV VALUE")

SCHEDULE 4: DRAFT ARTICLES OF ASSOCIATION

SCHEDULE 5: PROPOSED AUTHORISED CAPITAL STRUCTURE

Class A Ordinary Shares: 30 000 shares of one Euro each par value Class B Ordinary Shares: 10 000 shares of ten Euros each par value Class C Ordinary Shares: 2 000 shares of one Euro each par value Class D Ordinary Shares: 2 000 shares of one Euro each par value Class E Ordinary Shares: 2 000 shares of one Euro each par value Class F Ordinary Shares: 2 000 shares of one Euro each par value Class G Ordinary Shares: 2 000 shares of one Euro each par value